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                                                     STATE OF DELAWARE
                                                    SECRETARY OF STATE
                                              DIVISION OF CORPORATIONS
                                             FILED 09:00 AM 05/15/1998
                                                     981187865-2068461

                       CERTIFICATE OF AMENDMENT
                                  OF
                     CERTIFICATE OF INCORPORATION
                                  OF
                  PACIFIC ENGINEERING SYSTEMS, INC.
                       (A DELAWARE CORPORATION)


       Pacific Engineering Systems, Inc., a corporation duly organized and existing under and by virtue of the General
Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

       FIRST: That pursuant to Unanimous Written Consent of the Directors of Pacific Engineering Systems, Inc. in Lieu of a Meeting of the Board of Directors, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling for the written consent in lieu of meeting of the Shareholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the FOURTH Article thereof so that, as amended said Article shall be read as follows:

        "FOURTH: This corporation is authorized to issue two classes of shares of stock to be designated respectively "Common Stock" and "Preferred Stock". The total number of shares which this Corporation is authorized to issue is Twenty Nine Million (29,000,000) shares. The total number of shares of Common Stock this Corporation shall have the authority to issue is Twenty Four Million (24,000,000), par value $0.0001, and the total number of shares of Preferred Stock this Corporation shall have the authority to issue is Five Million (5,000,000), par value $0.0001. The Common Stock of the Corporation shall be subject effective upon filing of this Amendment to a 2 for 1 forward stock split.

        Of the Preferred Stock, 150,000 shares shall be designated as Series A Convertible Preferred Stock, each share of which shall be convertible into three shares of common stock at the expiration of six months from the date of issuance.

        The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is

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       expressly
       authorized to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

        RESOLVED FURTHER, That the Certificate of Incorporation of this Corporation be amended by adding a EIGHTH Article thereto so that said Article shall be read as follows:

        "EIGHTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit."

       SECOND: That thereafter, pursuant to resolution of its Board of Directors the unanimous written consent of the Shareholders of said corporation was obtained in accordance with Section 228 of the General Corporation Law of the State of Delaware by which written consent the necessary number of shares as required by statute were voted in favor of the amendment.

       THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, said Pacific Engineering Systems, Inc.
has caused this certificate to be signed by Art Granito, its President and attested by Carol Taylor, its Secretary this 12th day of May, 1998.


Pacific Engineering Systems, Inc.,
a Delaware corporation

By:    /s/ Art Granito
       Art Granito, President


By:    /s/ Carol Taylor
       Carol Taylor, Secretary